Exhibit 5.1

December 6, 2011

Applied Materials, Inc.

3050 Bowers Avenue

P.O. Box 58039

Santa Clara, California 95052-8039

Re:	Form S-8 Registration Statement

Ladies and Gentlemen:

At your request, we are rendering this opinion in connection with the proposed issuance of an aggregate of 5,123,882 shares of common stock, $0.01 par value (the “Common Stock”), of Applied Materials, Inc., a Delaware corporation (the “Company”), pursuant to stock options that were granted by Varian Semiconductor Equipment Associates, Inc. (“Varian”) under its Amended and Restated 2006 Stock Incentive Plan and Amended and Restated Omnibus Stock Plan and have been assumed by the Company pursuant to the Agreement and Plan of Merger, dated as of May 3, 2011, by and among the Company, Barcelona Acquisition Corp., a wholly-owned subsidiary of the Company and Varian (the “Assumed Options”).

We have examined instruments, documents, and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on such examination, we are of the opinion that the 5,123,882 shares of Common Stock to be issued by the Company pursuant to the Assumed Options are validly authorized shares of Common Stock and, when issued in accordance with the terms and conditions of the Assumed Options, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to this Registration Statement on Form S-8 (the “Registration Statement”) and to the use of our name wherever it appears in the Registration Statement. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, PC

WILSON SONSINI GOODRICH & ROSATI,
Professional Corporation